CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER
317518

Province of British Columbia
Ministry of Consumer and Corporate Affairs
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

MONEYWISE RESOURCES INC.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 17TH DAY OF NOVEMBER, 1986

ROBERTA J. LOWDON
DEPUTY REGISTRAR OF COMPANIES